Exhibit 99.1

San Juan Basin Royalty Trust

News Release

Compass Bank, Trustee

300 W. Seventh Street, Suite B

Fort Worth, Texas 76102

San Juan Basin Royalty Trust

Declares Monthly Cash Distribution

FORT WORTH, Texas, February 17, 2015 – Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its Units of beneficial interest of $3,255,010.20 or $0.069837 per Unit, based principally upon production during the month of December 2014. The distribution is payable March 13, 2015, to Unit Holders of record as of February 27, 2015.

Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 2,415,105 Mcf (2,650,510 MMBtu). Dividing revenues by production volume yielded an average gas price for December 2014 of $3.92 per Mcf ($3.58 per MMBtu) as compared to $3.42 per Mcf ($3.12 per MMBtu) for November 2014.

The average monthly gas price Burlington reports to the Trust is a calculated price. It is determined by dividing gross monthly revenue by production volume, therefore, it does not represent an average of actual sales prices. The average gas price may vary from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $1,753,142. Lease operating expenses were $2,225,524 and taxes were $1,020,458.

Contact:	San Juan Basin Royalty Trust
Compass Bank
Lee Ann Anderson, Vice President & Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

	Fax:	(817) 735-0936
	Website:	www.sjbrt.com
	e-mail:	sjt.us@bbva.com